The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2019

Citigroup Global Markets Holdings Inc.	February , 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH1966 Filed pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Currency Linked Notes Due February 16, 2021

Linked to the Performance of a Basket of Non-U.S. Currencies Relative to the U.S. Dollar (Bullish Non-U.S. Currencies/Bearish USD)

•	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity depending on the performance of the basket of non-U.S. currencies specified below relative to the U.S. dollar, as measured from the initial basket value to the final basket value. The notes reflect a bullish position with respect to the basket currencies and a bearish position with respect to the U.S. dollar.

•	If the value of the basket appreciates at all relative to the U.S. dollar, investors in the notes will receive a positive return at maturity equal to the digital (fixed) return specified below. However, if the value of the basket remains the same or depreciates relative to the U.S. dollar, investors will receive only their stated principal amount at maturity and will not receive any return on their investment in the notes.

•	In exchange for these terms, investors in the notes must be willing to forgo interest on the notes and any return in excess of the digital return. In addition, investors must be willing to accept a method of measuring the performance of each basket currency against the U.S. dollar that is less favorable than alternative methods of measuring that performance. See “How the Exchange Rates and Currency Return Formula Work” in this pricing supplement for important information about the currency exposure that the notes provide. In addition, to obtain the currency exposure that the notes provide, investors must be willing to accept an investment that may have limited or no liquidity and the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket currency	Weighting	Initial exchange rate*
	Brazilian real (“BRL”)	1/3
	Mexican peso (“MXN”)	1/3
	Indian rupee (“INR”)	1/3
* For each basket currency, its exchange rate on the pricing date
Stated principal amount:	$1,000 per note
Pricing date:	February 8, 2019
Issue date:	February 15, 2019
Valuation date:	February 8, 2021, subject to adjustment as set forth under “Additional Terms of the Notes” below
Maturity date:	February 16, 2021
Payment at maturity:

At maturity, for each $1,000 stated principal amount note you then hold, you will receive an amount in U.S. dollars determined as follows:

•

If the final basket value is greater than the initial basket value: $1,000 + the digital return amount

•

If the final basket value is less than or equal to the initial basket value: $1,000

If the final basket value is less than or equal to the initial basket value, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment.

Initial basket value:	100
Final basket value:	100 × (1 + the sum of the weighted currency returns of the basket currencies)
Currency return:	For each basket currency, (i) its initial exchange rate minus its final exchange rate divided by (ii) its initial exchange rate
Weighted currency return:	For each basket currency, its currency return multiplied by its weighting
Final exchange rate:	For each basket currency, its exchange rate on the valuation date
Exchange rate:	The exchange rate with respect to any basket currency on any date is the exchange rate between that basket currency and the U.S. dollar on that date, expressed as a number of units of the basket currency per one U.S. dollar and determined as set forth under “Additional Terms of the Notes” in this pricing supplement.
Digital return amount:	At least $190 per note (representing a digital return equal to 19% of the stated principal amount) (to be determined on the pricing date)
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17326YZM1 / US17326YZM10
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$2.50	$997.50
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $960 per note, which will be less than the issue price.  The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance.  See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities.  See “Risk Factors Relating to the Notes” beginning on page PS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the following hyperlink: Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits or savings accounts, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

How the Exchange Rates and Currency Return Formula Work

The payment at maturity on the notes will depend on the change in the value of a basket of currencies relative to the U.S. dollar, as measured from the initial basket value to the final basket value.  The initial basket value will be set at 100 on the pricing date.  The final basket value will be determined on the valuation date and will reflect the weighted currency return of each basket currency relative to the U.S. dollar, as measured from its initial exchange rate to its final exchange rate.

The exchange rate for each basket currency is expressed as a number of units of that basket currency per one U.S. dollar.  Because each exchange rate is expressed in this way, a decrease in the applicable exchange rate will mean that the applicable basket currency has appreciated against the U.S. dollar, because it will mean that it takes fewer units of that basket currency to purchase one U.S. dollar.  Conversely, an increase in the applicable exchange rate will mean that the applicable basket currency has depreciated against the U.S. dollar, because it will mean that it takes more units of that basket currency to purchase one U.S. dollar.

For purposes of determining the final basket value, the performance of each basket currency relative to the U.S. dollar will be measured based on the currency return formula set forth on the cover page of this pricing supplement.  This method of measurement is not the only way in which the performance of each basket currency relative to the U.S. dollar could be measured, and this method may result in a lower final basket value than would have been determined had another method of measurement been used.  In particular, it is important to understand that the currency return formula used by the notes will not measure the return an investor would receive in U.S. dollars by converting U.S. dollars into the basket currency at the initial exchange rate and converting the resulting amount of the basket currency back into U.S. dollars at the final exchange rate (which we refer to as the “conversion return”).  A conversion return measures the percentage change in the value of a basket currency in terms of U.S. dollars.  By contrast, the currency return formula used by the notes measures the negative of the percentage change in the value of the U.S. dollar in terms of the applicable basket currency.  This distinction, which results because each exchange rate is expressed as a number of units of the applicable basket currency per one U.S. dollar, rather than as a number of U.S. dollars per one unit of the applicable basket currency, has important consequences for the determination of the final basket value.  Specifically, the currency return formula used by the notes will produce a more negative currency return for any depreciating basket currency, and a smaller positive currency return for any appreciating basket currency, as compared to a formula based on the conversion return.

The following examples illustrate this effect:

•	If a basket currency were to depreciate from an initial exchange rate of 10.00 to a final exchange rate of 20.00, that basket currency would have a -100% currency return under the formula used by the notes. However, in that circumstance, the basket currency would not have lost 100% of its value relative to the U.S. dollar, as the -100% currency return might suggest. Instead, in that circumstance, the basket currency would have lost only 50% of its value in terms of U.S. dollars—that is, one unit of the basket currency would buy half as many U.S. dollars as it would have before the depreciation. In this example, the conversion return would be -50%, but the currency return determined for purposes of the notes would be -100%.

•	If the basket currency were instead to appreciate from an initial exchange rate of 10.00 to a final exchange rate of 5.00, that basket currency would have a 50% currency return under the formula used by the notes. However, in that circumstance, the basket currency would have doubled its value in terms of U.S. dollars—that is, one unit of the basket currency would buy twice as many U.S. dollars as it would have before the appreciation. In this example, the conversion return would be 100%, but the currency return determined for purposes of the notes would be only 50%.

Although these are extreme examples, the principle they illustrate holds true for any amount of appreciation or depreciation of any basket currency—namely, that the currency return formula used by the notes will produce a more negative currency return for any depreciating basket currency, and a smaller positive currency return for any appreciating basket currency, as compared to a formula based on the conversion return.  The greater the appreciation or depreciation of a basket currency, the more pronounced this effect.  In other words, the more volatile the basket currencies relative to the U.S. dollar, the greater the potential adverse effect from this phenomenon.  The basket currencies have historically exhibited a high degree of volatility relative to the U.S. dollar.

Since the notes offer a digital return at maturity so long as the final basket value is greater than the initial basket value, and the repayment of the stated principal amount in all events, the notes will not be adversely affected by this phenomenon (relative to an alternative investment using a conversion return) if each basket currency appreciates or each basket currency depreciates relative to the U.S. dollar.  The notes may be adversely affected (relative to an alternative investment using a conversion return), however, if one or more basket currencies appreciates relative to the U.S. dollar and one or more other basket currencies depreciates relative to the U.S. dollar.  In that circumstance, it is possible that the final basket value as determined under the terms of the notes could be less than the initial basket value, and that you would therefore not receive any return on your investment in the notes, in a circumstance in which the final basket value would have been greater than the initial basket value, and in which you therefore would have received the digital return at maturity, had the currency return

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Citigroup Global Markets Holdings Inc.

of each basket currency been measured based on the conversion return rather than the currency return formula used by the notes.

The following table illustrates a hypothetical scenario in which the final basket value, determined using the currency return formula used by the notes, would be less than the initial basket value, while an alternative calculation of the final basket value using the conversion return would result in a final basket value that is greater than the initial basket value.  The table below illustrates only one of many potential hypothetical scenarios with this result.

Basket Currency	Initial Exchange Rate	Final Exchange Rate	Using Currency Return Formula Used by Notes			Using Conversion Return
			Currency Return	Weighting	Weighted Currency Return	Conversion Return	Weighting	Weighted Conversion Return
A	10.00	13.00	-30.00%	1/3	-10.00%	-23.08%	1/3	-7.69%
B	10.00	9.40	6.00%	1/3	2.00%	6.38%	1/3	2.13%
C	10.00	8.50	15.00%	1/3	5.00%	17.65%	1/3	5.88%
			Sum of weighted currency returns:		-3.00%	Sum of weighted conversion returns:		0.32%
			Final basket value:		97.00	Final basket value:		100.32

One further consequence of the currency return formula used by the notes is that the appreciation potential of any appreciating basket currency is effectively capped at 100%, but the depreciation potential of any depreciating basket currency is uncapped.  For example, if the initial exchange rate of a basket currency were 10.00 and its final exchange rate were to fall all the way to 0.00 (that is, as low as it could go), the resulting currency return would be 100.00%. By contrast, if the initial exchange rate of a basket currency were 10.00 and its final exchange rate were to increase to 30.00, the resulting currency return would be -200.00%.

You should not invest in the notes unless you fully understand and can accept the significant drawbacks associated with using the currency return formula set forth on the cover page of this pricing supplement to determine the performance of each basket currency relative to the U.S. dollar and, in turn, the final basket value.

Your return on the notes will also differ from the return that could be achieved on other means of obtaining exposure to the basket currencies because you will not receive any interest on the amount that you invest in the notes.

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Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial basket value to the final basket value.  The diagram assumes that the digital return amount will be set at the lowest value indicated on the cover page of this pricing supplement.  The actual digital return amount will be set on the pricing date.

Currency Linked Notes Payment at Maturity Diagram

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Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate various hypothetical calculations of the final basket value and the resulting payment at maturity, assuming various hypothetical currency returns of the basket currencies.  Your actual payment at maturity will depend on the actual final basket value and may differ substantially from the examples shown.  In reviewing the examples, bear in mind that a decrease in the applicable exchange rate represents an appreciation of the applicable basket currency relative to the U.S. dollar, and that an increase in the applicable exchange rate represents a depreciation of the applicable basket currency relative to the U.S. dollar.

The examples below are based on the hypothetical initial exchange rates specified below and do not reflect the actual initial exchange rates of the basket currencies.  For the actual initial exchange rate for each basket currency, see the cover page of this pricing supplement.  We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the notes work.  However, you should understand that the actual payments on the notes will be calculated based on the actual initial exchange rate of each basket currency, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.  The examples assume that the digital return amount will be set at the lowest value indicated on the cover page of this pricing supplement.  The actual digital return amount will be set on the pricing date.

Example 1—Upside Scenario A.  The hypothetical final basket value is 110, calculated as follows:

	A	B	C	D
Basket Currency	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Currency Return ((A – B) / A)	Weighting	Hypothetical Weighted Currency Return (C × D)
Brazilian Real	10.00	7.00	30.00%	1/3	10.00%
Mexican Peso	10.00	8.50	15.00%	1/3	5.00%
Indian Rupee	10.00	11.50	-15.00%	1/3	-5.00%
Sum of hypothetical weighted currency returns:					10.00%
Final basket value: 100 × (1 + sum of the hypothetical weighted currency returns)					110

In this example, because the final basket value is greater than the initial basket value, you would receive at maturity, for each note you then hold, an amount equal to the stated principal amount of your notes plus the digital return amount, or $1,190 per note.

Example 2—Upside Scenario B.  The hypothetical final basket value is 130, calculated as follows:

	A	B	C	D
Basket Currency	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Currency Return ((A – B) / A)	Weighting	Hypothetical Weighted Currency Return (C × D)
Brazilian Real	10.00	8.50	15.00%	1/3	5.00%
Mexican Peso	10.00	7.00	30.00%	1/3	10.00%
Indian Rupee	10.00	5.50	45.00%	1/3	15.00%
Sum of hypothetical weighted currency returns:					30.00%
Final basket value: 100 × (1 + sum of the hypothetical weighted currency returns)					130

In this example, because the final basket value is greater than the initial basket value, you would receive at maturity, for each note you then hold, an amount equal to the stated principal amount of your notes plus the digital return amount, or $1,190 per note.  In this example, the digital return is less than the percentage change from the initial basket value to the final basket value.

PS-5

Citigroup Global Markets Holdings Inc.

Example 3—Par Scenario.  The hypothetical final basket value is 90, calculated as follows:

	A	B	C	D
Basket Currency	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Currency Return ((A – B) / A)	Weighting	Hypothetical Weighted Currency Return (C × D)
Brazilian Real	10.00	11.50	-15.00%	1/3	-5.00%
Mexican Peso	10.00	13.00	-30.00%	1/3	-10.00%
Indian Rupee	10.00	8.50	15.00%	1/3	5.00%
Sum of hypothetical weighted currency returns:					-10.00%
Final basket value: 100 × (1 + sum of the hypothetical weighted currency returns)					90

In this example, because the final basket value is less than the initial basket value, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

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Citigroup Global Markets Holdings Inc.

Risk Factors Relating to the Notes

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

In addition to the risk factors below, you should carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the basket appreciates from the initial basket value to the final basket value. If the final basket value is less than or equal to the initial basket value, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment.

■	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

■	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the value of the basket declines. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment is appropriate for you.

■	Your potential return on the notes is limited. Your potential total return on the notes at maturity is limited to the digital return. It is possible that the basket could appreciate relative to the U.S. dollar by more than the digital return provided by the notes. Therefore, the notes may underperform an alternative investment providing exposure to the full amount of any appreciation of the basket relative to the U.S. dollar.

■	The final basket value as calculated under the terms of the notes may be less than it would have been had it been calculated using an alternative method of measuring the performance of each basket currency relative to the U.S. dollar. In particular, the currency return formula used by the notes will produce a more negative currency return for any depreciating basket currency, and a smaller positive currency return for any appreciating basket currency, as compared to a formula based on the conversion return of that basket currency. The greater the appreciation or depreciation of a basket currency, the more pronounced this effect. In other words, the more volatile the basket currencies relative to the U.S. dollar, the greater the potential adverse effect from this phenomenon. The basket currencies have historically exhibited a high degree of volatility relative to the U.S. dollar. It is possible that the final basket value as determined under the terms of the notes could be less than the initial basket value, and that you would therefore not receive any return on your investment in the notes, in a circumstance in which the final basket value would have been greater than the initial basket value, and in which you therefore would have received the digital return at maturity, had the currency return of each basket currency been measured based on the conversion return rather than the currency return formula used by the notes. See “How the Exchange Rates and Currency Return Formula Work” above.

■	The basket currencies may offset each other. The performances of the basket currencies may not correlate with each other. If one or more basket currencies appreciates relative to the U.S. dollar, one or more other basket currencies may depreciate against the U.S. dollar. In such event, the appreciation of one or more basket currencies may be more than offset by depreciation in the value of one or more other basket currencies, resulting in an overall decline in the value of the basket. As described in more detail in “How the Exchange Rates and Currency Return Formula Work” above, the currency return formula used by the notes will produce a more negative currency return for any depreciating basket currency, and a smaller positive currency return for any appreciating basket currency, as compared to a formula based on the conversion return of that basket currency. Moreover, the potential appreciation of any appreciating basket currency is effectively capped at 100%, while the potential depreciation of any depreciating basket currency is uncapped. As a result of the offsetting effect of any depreciating basket currency, the return on the notes may be less favorable than it would have been had the notes been linked to only a subset of the basket currencies.

■	The payment at maturity on the notes is based on the exchange rates of the basket currencies on a single day. Because the payment at maturity on the notes depends on the exchange rates of the basket currencies solely on the valuation date, you are subject to the risk that the exchange rates of the basket currencies on that day may be less favorable than on one or more other dates during the term of the notes, including other dates near the valuation date. If you had invested in another instrument linked to the basket currencies that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the exchange rates of the basket currencies, you might have achieved a better return.

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Citigroup Global Markets Holdings Inc.

■	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

■	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

■	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the basket currencies relative to the U.S. dollar and interest rates in the relevant countries. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

■	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

■	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

■	The value of your notes prior to maturity will fluctuate based on many unpredictable factors. Prior to maturity, the value of your notes will fluctuate based on the exchange rates of the basket currencies at that time and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe

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Citigroup Global Markets Holdings Inc.

what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant.  You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Exchange rates. We expect that the value of the notes at any time prior to maturity will depend substantially on the exchange rates of the basket currencies and the resulting effect on the value of the basket. If the basket depreciates relative to the U.S. dollar following the pricing date, the value of your notes will also likely decline, perhaps significantly. Even at a time when the basket has appreciated relative to the U.S. dollar, the value of your notes may nevertheless be significantly less than the stated principal amount of your notes because of expectations that the value of the basket will continue to fluctuate over the term of the notes, among other reasons.

▪	Volatility of the exchange rates. Volatility refers to the magnitude and frequency of changes in the exchange rates of the basket currencies over any given period. Any change in the expected volatility of the exchange rates may adversely affect the value of the notes.

▪	Correlation among the basket currencies. Correlation refers to the degree to which the basket currencies tend to appreciate or depreciate relative to the U.S. dollar to the same degree at the same time. Any change in the expected correlation among the basket currencies may adversely affect the value of the notes.

▪	Interest rates. We expect that the value of the notes will be affected by changes in the interests rates in the applicable countries for each of the basket currencies.

▪	Time remaining to maturity. At any given time, a portion of the value of the notes will be attributable to time value, which is based on the amount of time then remaining to maturity. You should understand that the value of the notes may be adversely affected solely as a result of the passage of time.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the notes.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the notes attributable to one or more of the other factors.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

■	If an early termination event occurs during the term of the notes, we may redeem the notes early or the currency exposure provided by the notes may be terminated. See “Additional Terms of the Notes—Early Termination Event” in this pricing supplement for information about the events that may constitute an early termination event. If an early termination event occurs, the calculation agent will determine the early termination amount and, if that amount is greater than or equal to the stated principal amount, we may elect to redeem the notes for the early termination amount, and if that amount is less than the stated principal amount, we may not redeem the notes but we may elect to terminate the currency exposure provided by the notes. If we redeem the notes early, the return you receive on the notes may be less favorable than it would have been had we not redeemed the notes early, and may be zero. If, alternatively, we elect to terminate the currency exposure provided by the notes, the notes will remain outstanding but will repay only the stated principal amount at maturity and will not offer the opportunity for any positive return on your investment.

■	The calculation agent may make discretionary determinations in connection with an early termination event and the early termination amount that could adversely affect your return. The calculation agent will be required to exercise discretion in determining whether an early termination event has occurred. The calculation agent may determine that an early termination event has occurred if it determines that a market disruption event is reasonably likely to occur with respect to any basket currency and is reasonably likely to last for at least five currency business days with respect to that basket currency, even if a market disruption event has not actually occurred at the time of determining that an early termination event has occurred or at the time of redemption of the notes or at maturity. If we elect to redeem the notes upon the occurrence of an early termination event, you may receive a less favorable return on the notes than you would have received had we not redeemed the notes early, and if we elect to terminate the currency exposure provided by the notes, you will not receive any positive return on your investment, even if the market disruption event that was anticipated never occurs or has a duration that is less than was anticipated by the calculation agent.

In addition, the calculation agent has broad discretion to determine the early termination amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner.  The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the notes.  Under the terms of the notes, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in an adverse outcome to you on your investment in the notes.

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■	The notes are subject to currency exchange rate risk. Fluctuations in the exchange rate between each basket currency and the U.S. dollar will affect the value of and your return on the notes. The exchange rate between any two currencies is influenced by numerous factors, including the supply of and demand for the currencies, government policy, intervention or actions, political or economic developments and the actions of currency speculators. Of particular importance to potential exchange rate risk are: (i) existing and expected rates of inflation in the relevant countries with respect to the applicable currencies; (ii) existing and expected interest rate levels in those countries; (iii) the balance of payments between those countries; (iv) growth rates in those countries; and (v) the extent of governmental surpluses or deficits in those countries. These factors are expected to affect the exchange rates with respect to the basket currencies.

■	The basket currencies are emerging markets currencies and therefore are subject to heightened risks. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the notes.

■	Distortions or disruptions of market trading in the underlying currency markets may adversely affect the value of and return on the notes. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the value of a basket currency relative to the U.S. dollar and, therefore, the value of and return on the notes. In addition, if a market disruption event occurs with respect to a basket currency on the valuation date, the valuation date will be subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement. If a market disruption event occurs with respect to a basket currency on the valuation date and the valuation date is not postponed, the calculation agent will determine the applicable exchange rate on the valuation date in good faith and in a commercially reasonable manner. The calculation agent’s determination of the applicable exchange rate in this circumstance may result in an unfavorable return on the notes.

■	Governmental intervention could materially and adversely affect the value of the notes. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of the basket currency countries and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

■	Because the basket currencies are emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations. There is an increased risk of significant adverse fluctuations in the performances of emerging markets currencies as they are currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies. As a result, emerging markets currencies may be subject to higher volatility than major currencies, especially in environments of risk aversion and deleveraging. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant countries, which may negatively affect the value of the notes. Global events, even if not directly applicable to the basket currency countries or their respective currencies, may increase volatility or adversely affect the currency returns of the basket currencies and the value of your notes.

■	Currency exchange rate risks can be expected to heighten in periods of financial or political turmoil. In periods of financial or political turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions, and it may move into regions that are perceived to offer greater safety. For example, if the U.S. dollar is perceived to be a safer investment than the basket currencies following a financial or political event, resulting in a sudden capital inflow to the United States, it could cause the U.S. dollar to strengthen relative to the basket currencies, which would adversely affect the value of and return on the notes.

■	Currencies trade around the clock, but the notes will not. The inter-bank market in foreign currencies is a global, around-the-clock market. However, if you seek to sell your notes prior to maturity, you will be able to do so (if at all) only during business hours in the United States. Therefore, significant movements may take place in the level of the exchange rates at times when you will not be able to sell your notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies, which may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

■	Currency exchange rates are determined in a manner that is less transparent and more susceptible to distortion and manipulation than the market prices of other assets, such as stocks. Unlike other assets such as stocks, currencies are not traded on regulated exchanges, and there is not a single market-determined rate that is universally accepted as the official exchange rate on a given day. The exchange rate of each basket currency that is used for

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purposes of the notes is determined by a private company, without the transparency and regulatory oversight that applies to the determination of other asset prices, like exchange-traded stock prices.

Furthermore, foreign currency trading is highly concentrated among a small number of market participants.  Our affiliates are among the largest participants in foreign currency trading markets.  Trading activities by a small number of market participants, including our affiliates, may therefore have a significant effect on exchange rates.  The concentration of trading among a small number of market participants, combined with the lack of transparency and regulatory oversight, creates the potential for a small number of market participants to have a distorting effect on exchange rates, including as a result of activities intended to manipulate exchange rates.  In fact, regulators in various countries have recently investigated alleged manipulation on the part of a number of significant market participants in connection with the determination of currency exchange rates.  If any distortions in exchange rates resulting from these or other factors occurred in the past, the historical exchange rates included in this pricing supplement could have been affected.  If any such distortion occurs on the pricing date or on the valuation date, the initial exchange rate or the final exchange rate of any basket currency could be affected in a manner that has an adverse effect on your return on the notes.

In light of recent allegations of manipulation of foreign currency markets, it is possible that regulators will impose new rules on foreign currency trading or that changes will occur in the manner in which the exchange rates are determined.  It is impossible to predict whether any such changes will occur or what their effects will be.  It is possible, however, that any such changes could reduce liquidity in the foreign exchange markets or otherwise adversely affect the return on the notes.

■	The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the notes. Citibank, N.A., London Branch, the calculation agent for the notes, is an affiliate of ours and will determine the exchange rates on the valuation date and the amount owed to you at maturity. In addition, if certain events occur, Citibank, N.A., London Branch will be required to make certain discretionary judgments that could significantly affect your return on the notes. In making these judgments, the interests of Citibank, N.A., London Branch as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

•	determining whether a market disruption event with respect to a basket currency or early termination event has occurred;

•	if a market disruption event occurs with respect to a basket currency on the valuation date and the valuation date is not postponed or the exchange rate cannot otherwise be determined in accordance with the procedures described under “Additional Terms of the Notes”, determining the exchange rate with respect to that basket currency on that day;

•	if an early termination event occurs, determining the early termination amount; or

•	if there is a successor currency with respect to a basket currency, making related adjustments to the terms of the notes,

each as described in more detail under “Additional Terms of the Notes”.

Any of these determinations made by Citibank, N.A., London Branch, in its capacity as calculation agent, may adversely affect any payment owed to you under the notes.

■	The offering of the notes does not constitute a recommendation of the basket currencies relative to the U.S. dollar by CGMI or its affiliates. You should not take the offering of the notes as an expression of our views or those of our affiliates regarding how the basket currencies will perform relative to the U.S. dollar in the future or as a recommendation to invest in the basket currencies, including through an investment in the notes. As we are part of a global financial institution, our affiliates may, and often do, have positions that conflict with an investment in the notes, including short positions with respect to the basket currencies. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives and financial resources.

■	Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the exchange rates of the basket currencies. CGMI and other of our affiliates may publish research from time to time relating to the basket currencies relative to the U.S. dollar. Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence the exchange rates of the basket currencies, and they may be inconsistent with purchasing or holding the notes. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Investors should make their own independent investigation of the basket currencies relative to the U.S. dollar and the merits of investing in the notes.

■	Hedging and trading activity by our affiliates could potentially affect the value of the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who in turn will likely take positions in or with respect to the basket currencies relative to the U.S. dollar. Our affiliates also trade the basket currencies and financial instruments related to the basket currencies on a regular basis as part of their general trading and other businesses. Any

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of these hedging or trading activities at or prior to the pricing date could increase the value of the basket currencies relative to the U.S. dollar at the time of your initial investment and, as a result, the value that the basket currencies must attain relative to the U.S. dollar on the valuation date before you would receive a positive return at maturity on the notes.  Additionally, such hedging or trading activities on or near the valuation date could potentially affect the exchange rates on the valuation date and, therefore, adversely affect your payment at maturity.  Our affiliates are among the largest participants in the foreign currency trading markets.

■	If a succession event occurs with respect to a basket currency, a successor basket currency may be substituted for the applicable original basket currency. A succession event will occur if a basket currency is lawfully eliminated and replaced with, converted into, redenominated as, or exchanged for, another currency. As more fully described under “Additional Terms of the Notes” in this pricing supplement, if such an event occurs with respect to a basket currency, the basket currency will be replaced with a successor basket currency. We can give you no assurance as to the performance of any such successor basket currency or as to the impact on the performance of the notes of the occurrence of such an event. The occurrence of such an event may have a significant adverse effect on the performance of the notes.

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Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of the notes, historical information on the performance of the basket does not exist for dates prior to the pricing date.  The graph below sets forth the hypothetical historical daily values of the basket for the period from January 2, 2014 to January 30, 2019, assuming that the basket was created on January 2, 2014 with the same basket currencies and corresponding weights and with a value of 100 on that date.  The hypothetical performance of the basket is based on the actual exchange rates of the basket currencies on the applicable dates.  We obtained these exchange rates from Thomson Reuters without independent verification.  Any historical trend in the value of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

Unlike the graphs on subsequent pages, which depict the exchange rate between the basket currencies and the U.S. dollar, an increase in the value depicted below reflects appreciation of the basket currencies relative to the U.S. dollar, and a decrease in the value depicted below reflects depreciation of the basket currencies relative to the U.S. dollar.

Hypothetical Historical Basket Performance January 2, 2014 to January 30, 2019

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Historical Information About the USDBRL Exchange Rate

The following graph sets forth the exchange rate between the Brazilian real (“BRL”) and the U.S. dollar (referred to as the “USDBRL exchange rate”) for each day such rate was available during the period indicated below.  We obtained the information in the graph below from Thomson Reuters, without independent verification.  Historical performance is not an indication of future performance.

The USDBRL exchange rate is expressed as a number of Brazilian reais per one U.S. dollar.  Any increase in the exchange rate shown in the graph below represents depreciation of the Brazilian real relative to the U.S. dollar, and any decrease in the exchange rate shown in the graph below represents appreciation of the Brazilian real relative to the U.S. dollar.

The USDBRL exchange rate on January 30, 2019 was 3.7151.

Historical USDBRL Exchange Rate January 2, 2014 to January 30, 2019

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Historical Information About the USDMXN Exchange Rate

The following graph sets forth the exchange rate between the Mexican peso (“MXN”) and the U.S. dollar (referred to as the “USDMXN exchange rate”) for each day such rate was available during the period indicated below.  We obtained the information in the graph below from Thomson Reuters, without independent verification.  Historical performance is not an indication of future performance.

The USDMXN exchange rate is expressed as a number of Mexican pesos per one U.S. dollar.  Any increase in the exchange rate shown in the graph below represents depreciation of the Mexican peso relative to the U.S. dollar, and any decrease in the exchange rate shown in the graph below represents appreciation of the Mexican peso relative to the U.S. dollar.

The USDMXN exchange rate on January 30, 2019 was 19.00525.

Historical USDMXN Exchange Rate January 2, 2014 to January 30, 2019

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Historical Information About the USDINR Exchange Rate

The following graph sets forth the exchange rate between the Indian rupee (“INR”) and the U.S. dollar (referred to as the “USDINR exchange rate”) for each day such rate was available during the period indicated below.  We obtained the information in the graph below from Thomson Reuters, without independent verification.  Historical performance is not an indication of future performance.

The USDINR exchange rate is expressed as a number of Indian rupees per one U.S. dollar.  Any increase in the exchange rate shown in the graph below represents depreciation of the Indian rupee relative to the U.S. dollar, and any decrease in the exchange rate shown in the graph below represents appreciation of the Indian rupee relative to the U.S. dollar.

The USDINR exchange rate on January 30, 2019 was 71.2442.

Historical USDINR Exchange Rate January 2, 2014 to January 30, 2019

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Additional Terms of the Notes

General

The terms of the notes are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes.

Exchange Rate

The “exchange rate” with respect to each basket currency is expressed as a number of units of such basket currency per one U.S. dollar and, on any date, means:

(i) with respect to the Brazilian real, the closing Brazilian real/U.S. dollar offered rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two currency business days, reported by the Banco Central do Brasil (Central Bank of Brazil) by approximately 1:15 p.m., São Paulo time, on such date and as published on Reuters page BRLPTAX;

(ii) with respect to the Mexican peso, the Mexican peso per one U.S. dollar exchange rate, expressed as the amount of Mexican pesos per one U.S. dollar, as reported on Bloomberg page USDMXN WMCO Curncy at approximately 4:00 p.m., London time, on such date; and

(iii) with respect to the Indian rupee, the Indian rupee/U.S. dollar reference rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two currency business days, reported by Financial Benchmarks India Pvt. Ltd. at approximately 1:30 p.m., Mumbai time, or as soon thereafter as practicable, on such date and as published on Reuters page RBIB USDINR.

In any case where the exchange rate for a relevant date is based on information obtained from a commercial vendor or professional rates administrator in the business of reporting, producing or distributing commercial currency exchange rates, the exchange rate will be subject to the corrections, if any, to that information subsequently displayed by that source within one hour of the time when such rate is first displayed by such source.  Notwithstanding the foregoing, in any case where the exchange rate for a relevant date is based on information published or announced by any governmental authority in the relevant country, the exchange rate will be subject to the corrections, if any, to that information subsequently published or announced by that source within 2 days of the relevant date, provided that no correction published or announced after the business day immediately preceding the maturity date will be taken into account.

If the applicable exchange rate is published or announced by more than one price source and the price source referred to in the definition of “exchange rate” fails to publish or announce that exchange rate on the applicable date (or, if different, the day on which rates for that date would, in the ordinary course, be published or announced by such price source), then the exchange rate for that date will be determined by reference to any other available price source which actually publishes or announces such exchange rate on such date (or, if different, the day on which rates for that date would, in the ordinary course, be published or announced by the relevant price source), as determined by the calculation agent.

If the applicable exchange rate is reported, sanctioned, recognized, published, announced or adopted (or other similar action) by the relevant governmental authority, and such exchange rate ceases to exist and is replaced by a successor currency exchange rate that is reported, sanctioned, recognized, published, announced or adopted (or other similar action) by such governmental authority (the “official successor rate”), then the applicable exchange rate for the relevant date will be determined by reference to any available price source which publishes or announces the official successor rate (including, but not limited to, an official publication of that governmental authority) on such date (or, if different, the day on which rates for that date would, in the ordinary course, be published or announced by the relevant price source), as determined by the calculation agent.

Each basket currency with respect to a particular country will be deemed to include any lawful successor currency (the “successor basket currency”) of that country.  If, after the pricing date and on or before the valuation date, a country has lawfully eliminated, converted, redenominated or exchanged its currency in effect on the pricing date (the “original basket currency”) for a successor basket currency, then for purposes of the notes the initial exchange rate for such basket currency will be adjusted to reflect a ratio of successor basket currency to original basket currency, which ratio will be calculated on the basis of the exchange rate set forth by such country for converting the original basket currency into the successor basket currency on the date on which the elimination, conversion, redenomination or exchange took place. If there is more than one such date, the date closest to the valuation date will be selected.  In the event that such exchange rate is not publicly announced by such country, the initial exchange rate with respect to the applicable basket currency will be adjusted by the calculation agent in good faith and in a commercially reasonable manner.  Upon the occurrence of such an event with respect to a basket currency, the calculation agent will select in good faith and in a commercially reasonable manner a substitute price source for purposes of determining the final exchange rate with respect to such basket currency.  To the

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extent the market convention for quoting the exchange rate for the applicable currency pair is different from the convention set forth herein, the calculation agent will apply all calculations in a manner consistent with the convention set forth herein.

In the event that any sponsor or administrator of an exchange rate officially designates or appoints a successor sponsor or administrator entity for that exchange rate, then such lawfully designated or appointed successor entity shall be deemed to be the lawful sponsor or administrator entity of that currency exchange rate for all purposes without further change to the rate source definition for such exchange rate.

Consequences of a Market Disruption Event; Adjustment of the Valuation Date

If the scheduled valuation date is not a currency business day with respect to any basket currency, the valuation date for such basket currency will be the immediately preceding day that is a currency business day with respect to such basket currency; provided that, if the date that would otherwise be the valuation date is an unscheduled holiday with respect to any basket currency, then the valuation date for such basket currency will be the immediately following currency business day with respect to such basket currency.  Solely with respect to the Brazilian real, if the scheduled valuation date falls on a date that, as of the pricing date, is not a day on which commercial banks are scheduled to be open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in New York City, then whether the scheduled valuation date is a currency business day will be determined without regard to New York City.

If a market disruption event occurs with respect to a basket currency on the scheduled valuation date, then:

(i) with respect to the Brazilian real:

(a) the valuation date will be postponed to the earliest of (x) the currency business day first succeeding the day on which the market disruption event ceases to exist and (y) the business day immediately preceding the maturity date; and

(b) if the valuation date has been postponed to the last day to which it may be postponed pursuant to the immediately preceding clause and a market disruption event continues to exist, then the calculation agent will determine the applicable exchange rate, taking into consideration all available information that in good faith it deems relevant;

(ii) with respect to the Mexican peso:

(a) the calculation agent will request the Mexico City office of each of four prime dealers in the market as determined by the calculation agent to provide a quotation of what the applicable exchange rate would have been had it been published, reported or available for the applicable date, based upon each such dealer’s experience in the foreign exchange market for the Mexican peso and general activity in such market on such date;

(b) the quotations used to determine the applicable exchange rate on such date will be determined in each case for such date, and will be requested at 9:30 a.m. Mexico City time on the first Mexico City business day after the originally scheduled valuation date;

(c) if four quotations are provided, the applicable exchange rate for the applicable date will be the arithmetic mean of the average of the Mexican peso bid and offer rate provided by each dealer, without regard to the rates provided by the dealers having the highest and lowest of such average rates; for this purpose, if more than one dealer has the same highest value or lowest value, then the rates provided by only one such dealer shall be disregarded;

(d) if two or three quotations are provided, the applicable exchange rate for the applicable date will be the arithmetic mean of the average of the Mexican peso bid and offer rate provided by each dealer; and

(e) if fewer than two quotations are provided, then the calculation agent will determine the applicable exchange rate, taking into consideration all available information that in good faith it deems relevant; and

(iii) with respect to the Indian rupee:

(a) the valuation date will be postponed to the earliest of (x) the currency business day first succeeding the day on which the market disruption event ceases to exist and (y) the business day immediately preceding the maturity date; and

(b) if the valuation date has been postponed to the last day to which it may be postponed pursuant to the immediately preceding clause and a market disruption event continues to exist, then the applicable exchange rate for the applicable date will be the Indian rupee/U.S. dollar exchange rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two currency business days, as published on the website of the Singapore Foreign Exchange Market Committee (“SFEMC”) at approximately 3:30 p.m., Singapore time, or as soon thereafter as practicable, on such date; such exchange rate will be calculated by SFEMC (or a service provider SFEMC may

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select in its sole discretion) pursuant to the SFEMC INR Indicative Survey Rate Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Indian rupee/U.S. dollar markets for the purpose of determining the SFEMC INR Indicative Survey Rate); and

(c) if the exchange rate is not available pursuant to the immediately preceding clause, then the calculation agent will determine the applicable exchange rate, taking into consideration all available information that in good faith it deems relevant.

The adjustment of the valuation date with respect to any one basket currency will not affect the valuation date with respect to any other basket currency.

The term “currency business day” means, with respect to a basket currency, a day on which commercial banks are open (or, but for the occurrence of any market disruption event, would have been open) for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in the relevant city(ies) with respect to that basket currency.

The term “relevant city” means:

(i) with respect to the Brazilian real, (a) any of Rio de Janeiro, Brasilia or São Paulo and (b) New York City;

(ii) with respect to the Mexican peso, Mexico City; and

(iii) with respect to the Indian rupee, Mumbai.

The term “unscheduled holiday” means, with respect to a basket currency, a day that is not a currency business day with respect to such basket currency and the market was not aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 a.m. local time in the principal financial center(s) of such basket currency two currency business days prior to the scheduled valuation date.

The term “principal financial center” means:

(i) with respect to the Brazilian real, Brasilia, Rio de Janeiro and São Paulo;

(ii) with respect to the Mexican peso, Mexico City; and

(iii) with respect to the Indian rupee, Mumbai.

The term “market disruption event” means, with respect to any basket currency on any date, that it becomes impossible to obtain the exchange rate with respect to such basket currency on such date (or, if different, the day on which rates for such date would, in the ordinary course, be published or announced by the relevant price source).  In addition, with respect to the Brazilian real, it will constitute a market disruption event if there is notice to the membership of the Emerging Markets Traders Association (“EMTA”) (a trade group for the emerging markets trading and investment community, of which an affiliate of ours is a member) that, in the reasonable and independent judgment, as notified to EMTA in accordance with the EMTA BRL Exchange Rate Divergence Procedures (as published by EMTA from time to time), of not less than 7 unaffiliated EMTA members that are recognized market makers active in the Brazilian real/U.S. dollar foreign exchange market (no less than 4 of which are active participants in the onshore BRL/USD spot market), the BRL PTAX (BRL09) rate (following a split of the exchange rates in Brazil or otherwise) no longer reflects the then-prevailing Brazilian real / U.S. dollar spot rate for standard-size wholesale financial transactions involving the exchange of Brazilian reais for U.S. dollars delivered outside of Brazil.

Early Termination Event

If, on any day during the term of the notes up to but excluding the valuation date, the calculation agent determines that (a) a market disruption event has occurred with respect to any basket currency or (b) an event has occurred or has been announced as a result of which the calculation agent determines that a market disruption event is reasonably likely to occur with respect to any basket currency during the term of the notes, and in either case the calculation agent determines that the market disruption event is reasonably likely to continue for more than five currency business days with respect to the applicable basket currency (any such event, an “early termination event”), then the calculation agent will calculate the early termination amount as of the date of such determination (the “early termination determination date”) and:

(i) if the early termination amount is greater than or equal to the stated principal amount of the notes, we will have the right, but not the obligation, to redeem the notes, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”), on a redemption date of our choosing that is no later than the 30th business day immediately following the early redemption notice date or earlier

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than the fifth business day following the early redemption notice date, for an amount equal to the early termination amount; or

(ii) if the early termination amount is less than the stated principal amount of the notes, we will not have the right to redeem the notes but will have the right to notify the trustee that the currency exposure provided by the notes shall be terminated, in which case the payment at maturity will be equal to $1,000 per note, without regard to the final exchange rate of any basket currency or the final basket value, and the notes will no longer offer the potential to receive the digital return amount.

An early termination event need not be continuing on the early redemption notice date, on the redemption date, on the date we provide notice to the trustee of the termination of the currency exposure provided by the notes or on the maturity date.

The “early termination amount” will be equal to the fair value of the notes determined by the calculation agent as of the early termination determination date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the notes and similar instruments, taking into account the early termination event that has occurred.  In determining the early termination amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner.  The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early termination amount so long as it is in good faith and commercially reasonable.  See “Risk Factors Relating to the Notes—If an early termination event occurs during the term of the notes, we may redeem the notes early or the currency exposure provided by the notes may be terminated” in this pricing supplement.

Under the terms of the notes, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event with respect to a basket currency or early termination event has occurred; (ii) if a market disruption event occurs with respect to a basket currency on the valuation date and the valuation date is not postponed or the exchange rate cannot otherwise be determined in accordance with the procedures described above, determining the exchange rate with respect to that basket currency on that day; and (iii) if an early termination event occurs, determining the early termination amount.  In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the notes.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the payment at maturity, calculated as though the valuation date were the date of such acceleration.

In case of default in payment at maturity of the notes, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

Citibank, N.A., London Branch, an affiliate of Citigroup Global Markets Holdings Inc., will serve as calculation agent for the notes.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc. and the holders of the notes.  Citibank, N.A., London Branch is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.  See “Risk Factors Relating to the Notes—The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the notes” in this pricing supplement.

United States Federal Tax Considerations

We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder, you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any

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adjustments for the riskiness of the contingencies or the liquidity of the notes.  We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.  Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.  However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying prospectus supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes.  Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes.  Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of  %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $  at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.  See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $2.50 for each $1,000 note sold in this offering. CGMI will pay selected dealers a fixed selling concession of $2.50 for each $1,000 note they sell.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

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A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes.  We expect to hedge our obligations under the notes through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines.  This hedging activity could affect the exchange rates of the basket currencies and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors Relating to the Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models.  As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Risk Factors Relating to the Notes—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

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Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

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Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2019 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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